UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2026

Brand Engagement Network Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave, Suite 210 Wilmington, DE	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 757-3650

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2026, Brand Engagement Network Inc. (the “Company”) entered into an employment agreement with Tyler Luck, its Chief Executive Officer (the “Luck Employment Agreement”). As previously reported, Mr. Luck has served as the Company’s Chief Executive Officer since September 14, 2025, and had previously been engaged under the terms of the employment agreement executed by the Company and Mr. Luck for his previous employment as Chief Product Officer.

The term of the Luck Employment Agreement began effective June 1, 2026, and terminates on June 1, 2029. The Company may terminate the Luck Employment Agreement only for Good Cause (as defined in the Luck Employment Agreement), provided that the Company will pay Mr. Luck’s base salary under the Luck Employment Agreement for the longer of 1) the remainder of the term of the Luck Employment Agreement or 2) one year following termination. Mr. Luck may terminate the Luck Employment Agreement upon 30 days’ written notice for any reason. The Luck Employment Agreement also contains customary representations, warranties and restrictive covenants, including non-disclosure of confidential information and assignment of intellectual property related to the business of the Company.

Pursuant to the terms of the Luck Employment Agreement, Mr. Luck’s base salary is $360,000, paid in accordance with the Company’s regular pay schedule for its employees. The Luck Employment Agreement also provides for a one-time payment of $125,000 for Mr. Luck’s services as Interim Chief Executive Officer from September 14, 2025 to June 1, 2026 and a one-time bonus of $150,000 for other services rendered in calendar year 2025. The Luck Employment Agreement also grants to Mr. Luck a non-qualified option to purchase 100,000 shares of Company common stock, in accordance with the terms of the Company’s existing stock plan, vesting on the following schedule: 1) 25,000 vested immediately on execution of the Luck Employment Agreement, 2) 25,000 on June 1, 2027, 3) 25,000 on June 1, 2028, and 4) 25,000 on June 1, 2029. Additionally, the Luck Employment Agreement provides for performance-based compensation linked to specific company milestones, including: (i) a cash bonus equal to three times his annual base salary upon the Company’s listing on the Russell 1000 Growth Index; (ii) a cash bonus equal to 5% of gross patent licensing revenue for any calendar year in which such revenue equals or exceeds $10 million; and (iii) restricted stock units (RSUs) vesting upon the achievement of three sequential market capitalization thresholds of $1.0 billion, $2.0 billion, and $3.0 billion, respectively, measured on a 20-day trading average.

The foregoing description of the Luck Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Luck Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

●	10.1	Employment Agreement, dated June 28, 2026, by and between Brand Engagement Network Inc. and Tyler Luck.
●	104	Cover Page Interactive Data File (Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Brand Engagement Network Inc.

Dated: July 13, 2026	By:	/s/ Tyler Luck
	Name:	Tyler Luck
	Title:	Chief Executive Officer